UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 6, 2016
(Date of Report - Date of Earliest Event Reported)

First Cash Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19133 (Commission File Number)	75-2237318 (IRS Employer Identification No.)

690 East Lamar Blvd., Suite 400, Arlington, Texas 76011
(Address of principal executive offices, including zip code)

(817) 460-3947
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 8.01 Other Events.

First Cash Financial Services, Inc. (the “Company”) announced the acquisition of 211 full-service pawnshops in the Latin American countries of Mexico, Guatemala and El Salvador. The acquisition includes 166 pawn locations in Mexico and 32 stores in Guatemala with 13 stores to be acquired in El Salvador by the end of January 2016 (collectively, the “Acquired Stores”).

The cash purchase price for the Acquired Stores is approximately $45 million, net of cash acquired and before certain potential post-closing adjustments. In addition, the Company is assuming approximately $7 million of interest-bearing debt of the Acquired Stores. The cash portion of the transaction is being funded entirely with Mexican pesos generated from the Company's operations in Mexico.

The Acquired Stores operate under several well-established trade names and are being purchased from a private Mexican-based ownership group. The closing of the transaction is being accomplished in three stages. The 32 stores in Guatemala and 166 stores in Mexico closed on December 31, 2015 and January 6, 2016, respectively, while the closing of the 13 El Salvador stores is expected by the end of January 2016.

On January 6, 2016, the Company issued a press release announcing these transactions. The full text of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided in this Item 8.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by the specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release, dated January 6, 2016, announcing the Company's recent acquisition activity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 6, 2016	FIRST CASH FINANCIAL SERVICES, INC.
(Registrant)

/s/ R. DOUGLAS ORR
R. Douglas Orr
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Document
99.1	Press Release, dated January 6, 2016, announcing the Company's recent acquisition activity.

3